As filed with the Securities and Exchange Commission on March 29, 1999

                                                     1933 ACT FILE NO. ________
                                                     1940 ACT FILE NO. 811-8727

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                   ----------

                                    FORM N-2
                        (Check appropriate box or boxes)

                             REGISTRATION STATEMENT
                                      Under

                         THE SECURITIES ACT OF 1933                          [X]
                        PRE-EFFECTIVE AMENDMENT NO.                          [ ]
                       POST-EFFECTIVE AMENDMENT NO.                          [ ]

                                     AND/OR

                             REGISTRATION STATEMENT
                                      Under

                     THE INVESTMENT COMPANY ACT OF 1940                      [ ]
                               AMENDMENT NO. 4                               [X]

                 North American Senior Floating Rate Fund, Inc.
                                   ----------
               (Exact name of registrant as specified in Charter)
                                 125 High Street
                           Boston, Massachusetts 02110
                                   ----------
                    (Address of Principal Executive Officers)

        Registrant's telephone number, including area code (617) 946-0600
                                   ----------

                              Bradford K. Gallagher
                                    President
                 North American Senior Floating Rate Fund, Inc.
                                 125 High Street
                           Boston, Massachusetts 02110
                                   ----------
                     (Name and Address of agent for service)

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

                                   Copies to:
                            Ruth S. Epstein, Esquire
                               Covington & Burling
                         1201 Pennsylvania Avenue, N.W.
                                  P.O. Box 7566
                          Washington, D.C. 20044-7566.


If any of the securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. [X]

[ ] This post-effective amendment designates a new effective date for a previously filed registration statement.

[X] This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is 333-49273.


                   CALCULATION OF REGISTRATION FEE UNDER THE
                             SECURITIES ACT OF 1933

-----------------------------------------------------------------------------------------------------------
                                            Amount            Maximum           Maximum          Amount of
                                            Being         Offering Price       Aggregate       Registration
Title of Securities Being Registered      Registered         Per Unit      Offering Price(1)        Fee
   Class C Common Stock                    800,000            $10.00          $8,000,000         $2,224
        Total                              800,000            $10.00          $8,000,000         $2,224

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on net asset value as of March 25, 1999.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(B) UNDER THE SECURITIES ACT OF 1933.

================================================================================

                                EXPLANATORY NOTE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933 and General Instruction J of Form N-2, as promulgated under the Securities Act of 1933 and the Investment Company Act of 1940. The contents of the Registration Statement on Form N-2 (File No. 333-49273; 811-8727) filed by North American Senior Floating Rate Fund, Inc. with the Securities and Exchange Commission (including the Statement of Assets and Liabilities as of August 4, 1998 and report of independent auditors dated August 5, 1998), which was declared effective by the Commmission on August 6, 1998, are incorporated herein by reference.

--------------------------------------------------------------------------------
                                  SIGNATURES
--------------------------------------------------------------------------------

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 25th day of March, 1999.


                                 North American Senior Floating Rate
                                 Fund, Inc.


                                 By:


                                 /s/ Bradford K. Gallagher*
                                 Bradford K. Gallagher
                                 President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



         SIGNATURE                      TITLE                    DATE
---------------------------   -------------------------   ------------------
/s/ Bradford K. Gallagher*    Director;
-------------------------     Chief Executive Officer     March 25, 1999
Bradford K. Gallagher

/s/ William F. Devin*
-------------------------
William F. Devin              Director                    March 25, 1999

/s/ William F. Achtmeyer*
-------------------------
William F. Achtmeyer          Director                    March 25, 1999

/s/ Kenneth J. Lavery*
-------------------------
Kenneth J. Lavery             Director                    March 25, 1999

/s/ Arthur S. Loring*
-------------------------
Arthur S. Loring              Director                    March 25, 1999

/s/ Paul F. Foley
-------------------------     Principal Financial and
Paul F. Foley                 Accounting Officer          March 25, 1999


 *BY /s/ John I. Fitzgerald, Attorney-in-Fact (pursuant to Power of Attorney filed as an exhibit to Amendment No. 1 to Registration Statement on Form N-2 of Registrant, filed July 20, 1998).